Exhibit 99.1

FOR IMMEDIATE RELEASE

January 30, 2013

CenterState Banks, Inc. Announces

Fourth Quarter 2012 Operating Results

(All dollar amounts are in thousands, except per share information)

(All earnings per share amounts are reported on a diluted basis unless otherwise noted)

DAVENPORT, FL. – January 30, 2013 – CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.07 on net income of $2,236 for the fourth quarter of 2012, compared to $0.09 per share on net income of $2,642 reported during the prior quarter. The decrease was due primarily to the Company’s correspondent bond sales activity, which is a volatile business and can materially affect the Company’s financial results, which is why the business is segregated and reported as a separate segment. The Company’s cost efficiency strategies discussed in prior quarters are being realized as operating expenses have decreased and the efficiency ratio, excluding the correspondent business, has improved over the past five quarters. Credit metrics have improved, loan growth is modest but encouraging and the FDIC covered loans overall are performing better than originally expected at the acquisition dates. Earnings comparisons between the current year periods and prior year periods are presented in the table below.

	Three months ended		Twelve months ended
	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Net income	$2,236	$14,082	$9,905	$7,909
Earnings per share	$0.07	$0.47	$0.33	$0.26

Measurement Period Adjustment: In the current quarter, the Company recorded a measurement period adjustment to reflect a change in the estimate of the acquisition date fair value of the loans acquired in the January 2012 acquisition of First Guaranty Bank (“FGB”). During the quarter, new appraisals were obtained for certain non-performing loans, and based on these appraisals, management recorded a measurement period adjustment that increased the estimated fair value of the net assets acquired and reduced the goodwill recognized in this acquisition. The measurement period adjustment, which was recorded as of the January 27, 2012 acquisition date, increased loans by $9,933, decreased the related indemnification asset (“IA”) by $8,078 and decreased goodwill by $1,855. The decrease in goodwill resulted in an increase in the Company’s tangible book value of $0.06 per share. Interest income on covered loans, yield on covered loans, net interest margin (“NIM”), and non-interest income related to the indemnification asset, as well as the balance sheet accounts referred to above and all other related financial metrics, have been adjusted for all interim periods presented.

Loan Growth: The Company continued to experience modest loan growth. Total loans, excluding loans covered by FDIC loss share agreements, increased by $5,129 during the current quarter, an annualized growth rate of 1.8% and by $19,853 during the full year, which is also a growth rate of 1.8%. During the quarter, the net increase in loans was primarily in the commercial real estate category. The net annual loan growth is primarily in the commercial real estate and single family residential real estate categories.

Credit Metrics: The Company’s credit metrics continued to improve. Total non-performing assets (“NPAs”) at the end of the quarter were $33,386, which is 6% less than the prior quarter and 59% less than the peak of $82,334, which occurred in the first quarter of 2011. The current quarter end NPL ratio (non performing loans (“NPL”) as a percentage of total non FDIC covered loans) is 2.26%, the NPA ratio (NPAs as percentage of total assets) is 1.41% and the ratio of NPAs as a percentage of total non FDIC covered loans plus non FDIC covered OREO and ORA (other repossessed assets) was 2.91%. These were the lowest ratios reported by the Company since 2008. Loans past due 30-89 days and still accruing interest was 0.65% of total loans. All ratios exclude loans and OREO covered by FDIC loss sharing agreements.

Efficiency Ratio: The table below summarizes the Company’s efficiency ratio with and without the correspondent banking and bond sales division (“Correspondent Banking” or “CB”). The first ratio, which includes CB, was calculated as follows: The numerator is equal to non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. The denominator is equal to net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. bargain purchase gain, gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements. The second ratio, which does not include CB, was calculated as follows: The numerator starts with the same numerator used in the first ratio, less CB non-interest expense, including indirect expense allocations. The denominator is equal the denominator used in the first ratio, less CB net interest income and less CB non-interest income.

	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Efficiency Ratio, including Correspondent Banking	76.4%	76.5%	76.1%	78.9%	85.5%
Efficiency Ratio, excluding Correspondent Banking	74.3%	76.8%	78.1%	78.3%	87.4%

By including the CB in the efficiency ratio, it can disguise the trends in the commercial and retail banking segment. That is, to the extent the CB does well, it helps the ratio (e.g. quarter ending 6/30/12) and to the extent CB does not do as well, it hurts the ratio (e.g. quarter ending 12/31/12), as compared to the related ratios that do not include the CB segment.

FDIC covered loans and the related indemnification asset (“IA”): The Company has purchased five loan portfolios from five failed financial institutions with FDIC loss share agreements. Three were purchased in the third quarter of 2010 and two in the first quarter of 2012. The loss share periods are for ten years with respect to single family residential loans and five years with respect to all other purchased loans, except consumer loans. All of the purchased loans are being accounted for pursuant to ASC Topic 310-30. There are approximately 50 pools of loans. Each quarter, the Company reviews the cash flows and determines: (1) if any of the pools are impaired; and, (2) to the extent that future expected cash flows have improved (i.e. future expected losses have decreased), the additional expected future cash flows are accreted into interest income over the remaining expected life of the related loan pool, thereby increasing the pool’s yield. There has been some impairment in some of the worst loan pools acquired, but overall, the yields on the aggregate covered loan portfolio have been trending upward due to lower expected losses than originally estimated at the respective acquisition dates. During the last several quarters, the yields on the covered loan portfolio were as follows:

(unaudited)	4Q12	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11
FDIC covered loan portfolio	7.71%	7.03%	7.51%	6.69%	6.80%	6.21%	5.51%

When future expected cash flows of the covered loans increase, this increase is accreted into interest income over the remaining life of the related loan pools. The IA represents the receivable from the FDIC for reimbursement of 80% of the expected losses in the covered pools. When the Company increases its expected loan cash flows, it decreases the expected reimbursement, or IA, by 80% of this amount. The decrease in expected reimbursements is amortized (negative accretion) over the remaining life of the related loss share term, and is included in the Company’s non-interest income as a negative amount. At December 31, 2012, the Company’s cumulative estimate of excess loan cash flows over the initial estimates is approximately $24,566. This additional amount is being accreted into interest income over the life of the related loan pools. Approximately 80% of this estimated additional cash flow, or $19,653, is being amortized (negative accretion) in non-interest income over a nine year period (the end of the last loss share term agreement). The net effect is that, as of December 31, 2012, the Company has estimated that it will improve its pre-tax income, over time, by approximately $4,913 ($24,566 estimated additional cash flows from covered loans minus $19,653 expected reduction in reimbursements from the FDIC).

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated. See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Interest income	$23,265	$23,608	$24,587	$23,490	$21,324
Interest expense	1,726	1,941	2,304	2,510	2,757

Net interest income	21,539	21,667	22,283	20,980	18,567
Provision for loan losses	(2,169)	(2,425)	(1,894)	(2,732)	(18,065)

Net interest income after loan loss provision	19,370	19,242	20,389	18,248	502
Income from correspondent banking and bond sales division	6,450	8,606	9,966	7,784	6,661
Gain on sale of securities available for sale	420	675	726	602	130
Bargain purchase gains on bank acquisitions	—	—	—	453	45,891
FDIC- IA amortization (negative accretion) (note 1)	(1,540)	(671)	(348)	(537)	(699)
FDIC- revenue (note 2)	2,025	2,199	1,229	564	(845)
All other non-interest income	5,385	5,526	4,968	4,779	4,465
Credit related expenses	(3,573)	(3,844)	(2,198)	(1,591)	(3,306)
Acquisition and conversion related expenses	(55)	(177)	(614)	(1,868)	(6,246)
Correspondent banking division expenses	(6,069)	(7,235)	(7,896)	(6,968)	(6,373)
Impairment bank owned property held for sale	—	(449)	(165)	—	—
All other non-interest expense	(18,833)	(20,001)	(20,785)	(19,659)	(18,799)

Income before income tax	3,580	3,871	5,272	1,807	21,381
Income tax provision	(1,344)	(1,229)	(1,558)	(494)	(7,299)

NET INCOME	$2,236	$2,642	$3,714	$1,313	$14,082

Earnings per share (basic)	$0.07	$0.09	$0.12	$0.04	$0.47
Earnings per share (diluted)	$0.07	$0.09	$0.12	$0.04	$0.47
Average common shares outstanding (basic)	30,079,767	30,077,933	30,072,395	30,065,631	30,041,089
Average common shares outstanding (diluted)	30,153,775	30,142,167	30,140,009	30,088,188	30,041,089
Common shares outstanding at period end	30,079,767	30,079,767	30,074,927	30,071,127	30,055,499

PTPP earnings (note 3)	$6,932	$7,892	$8,188	$6,379	$3,822
PTPP diluted earnings per share (note 4)	$0.23	$0.26	$0.27	$0.21	$0.13

note 1:	On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool. The related reimbursements from the FDIC for approximately 80% of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.” The Company updates its estimate of future losses and the timing of the losses each quarter. To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing yield on loans. Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for approximately 80% of these losses are also reduced. Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan by negative accretion (amortization) in this line item.
note 2:

Two FDIC related revenue items are included in this line item. The two items are disaggregated in the non-interest income table displayed later in this document. The first item is FDIC reimbursement income from the sale of OREO.

When OREO (those covered by loss share agreements) is sold for a loss, approximately 80% of the loss is recognized as income and included in this line item. Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and approximately 80% of that loss is recognized as income from FDIC reimbursement, and included in this line item.
note 3:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that is defined as income before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excludes other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non-recurring items as listed in the following reconciliation table.
note 4:	PTPP earnings per share means, PTPP as defined in note 3 above divided by the average number of diluted common shares outstanding.

A reconciliation of the quarterly condensed PTPP is presented below (unaudited):

For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Income before income tax	$3,580	$3,871	$5,272	$1,807	$21,381
exclude provision for loan losses	2,169	2,425	1,894	2,732	18,065
FDIC income from pool impairment	(261)	(619)	(886)	(66)	(37)
exclude other credit related costs	3,573	3,844	2,198	1,591	3,306
OREO indemnification income from FDIC	(1,764)	(1,580)	(343)	(498)	882
exclude gain on sale of AFS securities	(420)	(675)	(726)	(602)	(130)
exclude non-recurring items:
bargain purchase gain	—	—	—	(453)	(45,891)
impairment bank owned property held for sale	—	449	165	—	—
acquisition and conversion related expenses	55	177	614	1,868	6,246

PTPP earnings	$6,932	$7,892	$8,188	$6,379	$3,822

The condensed quarterly results of the Company’s correspondent banking and bond sales segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)
For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Net interest income	$878	$925	$1,042	$1,178	$965
Total non-interest income (note 1)	7,193	9,453	10,707	8,354	7,203
Total non-interest expense (note 2)	(6,069)	(7,235)	(7,896)	(6,968)	(6,373)
Income tax provision	(753)	(1,183)	(1,450)	(965)	(675)

Net income	$1,249	$1,960	$2,403	$1,599	$1,120

Contribution to diluted earnings per share	$0.04	$0.07	$0.08	$0.05	$0.04

Allocation of indirect expenses (note 3)	$(592)	$(641)	$(546)	$(704)	$(232)
Income tax benefit	223	241	205	265	87
Contribution to diluted earnings per share after deduction of allocated indirect expenses	$0.03	$0.05	$0.07	$0.04	$0.03

note 1:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $6,450, $8,606, $9,966, $7,784 and $6,661 for 4Q12, 3Q12, 2Q12, 1Q12 and 4Q11 respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
note 2:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division. The amounts do not include any indirect support allocation costs.
note 3:	A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and bond sales division based on management’s estimates.

Net Interest Margin (“NIM”)

The NIM increased 1bp to 4.31% in the current quarter compared to 4.30% in the prior quarter. In summary, the slight increase in NIM was primarily due to a 4bps decrease in cost of interest bearing liabilities which was partially offset by a 2bps decrease in yield on interest earning assets. A discussion of the primary underlying components is summarized below.

Loans, excluding FDIC covered loans: Noncovered loans are the largest category in the Company’s interest earning assets. In the previous quarter the reported average yield for this category was 5.22%, but as discussed last quarter that included an adjustment to a noncovered purchased pool of loans accounted for pursuant to ASC Topic 310-30 and another adjustment relating to purchased loans put back to The Hartford Insurance Group pursuant to the related purchase agreement. The yield for this category last quarter, excluding these two items was 5.08%. In the current quarter the reported average yield for this category was 5.12%, but also included adjustments to noncovered purchased pools of loans accounted for pursuant to ASC Topic 310-30. The yield for this category in the current quarter, excluding those adjustments was 5.02%, as summarized in the table below.

	4Q12		3Q12
(unaudited)	interest income	average yield	interest income	average yield

as reported	$14,640	5.12%	$14,815	5.22%
noncovered ASC 310-30 events	(266)		(214)
put back loan adjustment			(167)

yield excluding above items	$14,374	5.02%	$14,434	5.08%

New loans funded during the current quarter averaged approximately 4.37%, 4.40% during the prior quarter, and 4.43% during 2Q12. As such, the yield for this category of loans is expected to decrease slightly each quarter until the average yield for the category approaches the average yield of new loans being funded.

Covered loans (loans covered by FDIC loss share agreements): The yield on covered loans, accounted for pursuant to ASC Topic 310-30, continues to increase due to improvements of estimated future expected cash flows. However, this is a smaller portfolio compared to the noncovered loans. The increase in yield (i.e. increase in expected future cash flows, or decrease in expected future losses) also affects the FDIC indemnification asset (“IA” or receivable from the FDIC for reimbursable losses). To the extent some future expected losses are no longer expected, then expected reimbursement from the FDIC for 80% of these losses are also no longer expected, and the IA is written down through amortization expense (negative accretion) included in non-interest income, over the shorter of the remaining life of the loan or the contractual loss share period. A sort of mismatch occurs here, as the amount related to the loan pool(s) is accreted to interest income over the remaining life of the related loan pool(s), which is often longer than the remaining life of the contractual loss share period.

NIM, excluding items: As indicated above, the NIM was similar between the two most recent quarters. However, during the current and prior quarters, excess cash flows beyond the carrying value of certain loan pools relating to FDIC assisted transactions accounted for pursuant to ASC Topic 310-30 were received, and as such were immediately recognized as interest income. Also, there was an adjustment to noncovered loans during 3Q12 relating to loans purchased from The Hartford Insurance Group with put back options. Excluding these items and adjusting for the measurement period adjustment discussed earlier in this document, the NIM for the current quarter is approximately 4.25% compared to 4.19% in the prior quarter as summarized in the table below. The data presented below is presented on a tax equivalent yield (“TEY”) basis.

	4Q12		3Q12
(unaudited)	net int income	NIM	net int income	NIM

as reported	$21,859	4.31%	$22,010	4.30%
ASC 310-30 events	(266)		(393)
put back loan adjustment			(167)

NIM excluding above items	$21,593	4.25%	$21,450	4.19%

The primary reasons for the increase in adjusted NIM (i.e. excluding the items described above) are 1) change in the mix of total interest earning assets (“IEA(s)”), that is, loans are a larger percentage of total IEAs during the current quarter compared to the prior quarter (also note that total average IEAs are lower during the current quarter, which is the primary reason why net interest income decreased between quarters); and, 2) the cost of interest bearing liabilities decreased 4bps between quarters.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)
	4Q12			3Q12			4Q11
	average balance	interest inc/exp	avg rate	average Balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate

Loans (TEY)* (note 1)	$1,138,127	$14,640	5.12%	$1,129,783	$14,815	5.22%	$1,099,754	$14,434	5.21%
Covered loans (note 2)	309,502	6,001	7.71%	327,847	5,796	7.03%	167,512	2,873	6.80%
Taxable securities	393,362	2,211	2.24%	438,317	2,653	2.41%	528,673	3,650	2.74%
Tax -exempt securities (TEY)	40,697	539	5.27%	39,770	538	5.38%	37,644	562	5.92%
Fed funds sold and other	138,236	194	0.56%	102,627	149	0.58%	152,550	146	0.38%

Tot. interest earning assets(TEY)	$2,019,924	$23,585	4.65%	$2,038,344	$23,951	4.67%	$1,986,133	$21,665	4.33%

Interest bearing deposits	$1,490,327	$1,545	0.41%	$1,532,538	$1,748	0.45%	$1,456,253	$2,576	0.70%
Fed funds purchased	44,520	6	0.05%	47,885	6	0.05%	57,049	8	0.06%
Other borrowings	20,004	19	0.38%	23,202	27	0.46%	17,145	34	0.79%
Corporate debentures	16,968	156	3.66%	16,962	160	3.75%	14,704	139	3.75%

Total interest bearing liabilities	$1,571,819	$1,726	0.44%	$1,620,587	$1,941	0.48%	$1,545,151	$2,757	0.71%

Net Interest Spread (TEY)			4.21%			4.19%			3.62%

Net Interest Margin (TEY)			4.31%			4.30%			3.78%

*TEY = tax equivalent yield

note 1:	loans not covered by FDIC loss share agreements
note 2:	loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Yield on loans (TEY)*	5.12%	5.22%	5.27%	5.23%	5.21%
Yield on FDIC covered loans	7.71%	7.03%	7.51%	6.69%	6.80%
Yield on securities (TEY)	2.52%	2.66%	2.81%	2.76%	2.95%
Yield on fed funds sold and other	0.56%	0.58%	0.50%	0.47%	0.38%
Yield on total interest earning assets	4.58%	4.61%	4.71%	4.44%	4.26%
Yield on total interest earning assets (TEY)	4.65%	4.67%	4.78%	4.50%	4.33%
Cost of interest bearing deposits	0.41%	0.45%	0.51%	0.56%	0.70%
Cost of fed funds purchased	0.05%	0.05%	0.05%	0.05%	0.06%
Cost of other borrowings	0.38%	0.46%	1.58%	1.62%	0.79%
Cost of corporate debentures	3.66%	3.75%	3.75%	3.89%	3.75%
Cost of interest bearing liabilities	0.44%	0.48%	0.55%	0.59%	0.71%
Net interest margin (TEY)	4.31%	4.30%	4.33%	4.03%	3.78%
Cost of total deposits	0.31%	0.34%	0.38%	0.43%	0.55%

*TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Return on average assets (annualized)	0.37%	0.44%	0.60%	0.21%	2.49%
Return on average equity (annualized)	3.25%	3.85%	5.59%	2.01%	21.57%
Loan / deposit ratio	71.9%	72.8%	71.3%	68.8%	66.9%
Stockholders’ equity (to total assets)	11.6%	11.5%	11.0%	10.4%	11.5%
Common tangible equity (to total tangible assets)	9.6%	9.5%	9.1%	8.5%	9.8%
Tier 1 capital (to average assets)	9.9%	9.7%	9.3%	9.1%	10.5%
Common equity per common share	$9.09	$9.10	$8.95	$8.77	$8.74
Common tangible equity per common share	$7.36	$7.36	$7.19	$6.99	$7.30

Loan portfolio mix and covered loans

Approximately 20.6% of the Company’s loans, or $296,295, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010 and two during the first quarter of 2012. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

Approximately 3.9% of the Company’s loans, or $56,383, are subject to a two year put back option, commencing January 20, 2011, with TD Bank, N.A., such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to TD Bank, N.A. The Company has put back loans with an aggregate outstanding balance of approximately $14,400, approximately 11% of the initial purchase. When the loans are put back to TD Bank, the Company is reimbursed 90% of the outstanding loan balance (i.e. the original discounted purchase price). The loans were recorded on the Company’s books at market value as of the acquisition date. The average fair value as of the acquisition date was approximately 98% of the outstanding loan balances. The difference between the reimbursed amount (90% of the loan’s outstanding balance) and the carrying value of the loan (approximately 98% of the outstanding balance) is recognized as a credit related expense and is included in credit related expenses in non-interest expense in the Company’s Condensed Consolidated Statements of Earnings and Comprehensive Income.

Approximately 9.3% of the Company’s loans, or $134,202, were subject to a one year put back option that ended on November 1, 2012, with The Hartford Insurance Group (“Hartford”), such that if any of these loans became 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company had the option to put back the loan to Hartford. The Company put back loans with an aggregate outstanding balance of approximately $10,100, approximately 6% of the initial purchase. When the loans were put back to Hartford, the Company was reimbursed 73% of the outstanding loan balance (i.e. the original discounted purchase price). The loans were recorded on the Company’s books at market value as of the acquisition date, approximately 98% of the outstanding loan balances. At the acquisition date, the Company estimated that the loan put back amount could approximate $6,000 and made the appropriate provision. The difference between the reimbursed amount (73% of the loan’s outstanding balance) and the carrying value of the loan (approximately 98% of the outstanding balance), first reduces the provision for estimated put backs, then the excess was recognized as a credit related expense and included in credit related expenses in non-interest expense in the Company’s Condensed Consolidated Statements of Earnings and Comprehensive Income.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
			(note 2)
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$428,554	$428,138	$422,687	$413,626	$405,923
Commercial	480,494	468,261	461,405	440,183	447,459
Land, development and construction loans	55,474	56,454	66,890	80,295	89,517

Total real estate loans	964,522	952,853	950,982	934,104	942,899
Commercial loans	124,225	131,302	127,880	125,752	126,064
Consumer and other loans, (note 1)	2,732	1,998	2,072	1,759	1,392
Consumer and other loans	48,547	48,808	47,973	48,122	49,999

Total loans before unearned fees and costs	1,140,026	1,134,961	1,128,907	1,109,737	1,120,354
Unearned fees and costs	(458)	(522)	(644)	(732)	(639)

Total loans not covered by FDIC loss share agreements	1,139,568	1,134,439	1,128,263	1,109,005	1,119,715

Loans covered by FDIC loss share agreements
Real estate loans
Residential	142,480	161,827	168,786	157,601	99,270
Commercial	134,413	133,069	140,628	159,324	54,184
Land, development and construction loans	13,259	18,478	19,780	30,566	8,231

Total real estate loans	290,152	313,374	329,194	347,491	161,685
Commercial loans	6,143	6,374	8,248	10,311	2,366

Total loans covered by FDIC loss share agreements	296,295	319,748	337,442	357,802	164,051

Total Loans	$1,435,863	$1,454,187	$1,465,705	$1,466,807	$1,283,766

Note 1:	Consumer loans acquired pursuant to five FDIC assisted transactions of failed financial institutions during the third quarter of 2010 and first quarter of 2012. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.
Note 2:	During the second quarter of 2012 the Company reclassified approximately $10,182 of construction and development loans to commercial real estate ($7,051), commercial loans ($838) and residential real estate ($2,293).

Credit quality and allowance for loan losses

During the quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a charge of $1,842 to loan loss provision expense and charge-offs net of recoveries of $1,828.

With regard to loans covered by FDIC loss share agreements, the Company recorded a charge of $327 to loan loss provision expense. See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL”) was $26,682 at December 31, 2012 compared to $26,341 at September 30, 2012, an increase of $341. This increase is the result of the aggregate effect of a $59 decrease in general loan loss allowance, a $73 increase in the specific loan loss allowance related to impaired loans and a $327 increase in the loan loss allowance related to certain loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between December 31, 2012 and September 30, 2012 are summarized in the table below.

	Dec 31, 2012			Sept 30, 2012			increase (decrease)
	loan balance	ALLL Balance	%	loan balance	ALLL balance	%	loan balance	ALLL balance
Non impaired loans	$900,804	$22,024	2.44%	$883,427	$23,070	2.61%	$17,377	$(1,046)	-17 bps
TD loans (note 1)	56,383	—		65,937	—		(9,554)	—	—
FTB loans (note 2)	134,202	987	0.74%	140,264	—		(6,062)	987	74 bps

Total non impaired loans	1,091,389	23,011	2.11%	1,089,628	23,070	2.12%	1,761	(59)	-1 bps
Impaired loans	48,179	1,022	2.12%	44,811	949	2.12%	3,368	73	—

Loans (note 3)	1,139,568	24,033	2.11%	1,134,439	24,019	2.12%	5,129	14	-1 bps
Covered loans (note 4)	296,295	2,649		319,748	2,322		(23,453)	327

Total loans	$1,435,863	$26,682	1.86%	$1,454,187	$26,341	1.81%	$(18,324)	$341	5 bps

Note 1:	Performing loans purchased from TD Bank subject to a two year put back option commencing on January 20, 2011, such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loans to TD Bank.
Note 2:	Performing loans purchased from Hartford’s then wholly owned bank, Federal Trust Bank (“FTB”) subject to a one year put back option commencing on November 1, 2011, such that if any of these loans became 30 days past due or were adversely classified pursuant to bank regulatory guidelines, the Company had the option to put back the loans to Hartford. The put back period ended November 1, 2012. The Company evaluates this group of loans as a separate segment.
Note 3:	Total loans not covered by FDIC loss share agreements.
Note 4:	Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC indemnification income and included in non-interest income within the Company’s condensed consolidated statement of operations. Six loan pools with an aggregate carrying value of $12,202 are impaired as of December 31, 2012, and have a specific allowance of $2,649. The aggregate carrying value of $12,202 represents approximately 69% of the underlying loan balances outstanding.

The general loan loss allowance (non-impaired loans) decreased by $59 due to the Company’s continued improvement in credit metric trends (decrease of $1,046) less an increase related to loans purchased from FTB in November 2011, due to the November 2012 expiration of the related put back option. Management evaluates this group of loans as a separate segment and has recorded a general loan loss allowance of $987 at December 31, 2012 related to this category. Prior to November 2012 there was no general loan loss allowance associated with the performing loans purchased from FTB for the reasons described above in note 2.

Currently, there is no general loan loss allowance associated with the performing loans purchased from TD Bank for the reasons described in note 1 above. The Company expects to provide an allowance for loan losses for the TD Bank purchased loans, however, because these were selected performing loans and because the Company put back past due and adversely classified loans, the initial allowance for loan losses related to this group of loans is not expected to be material.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss share agreement on a loan level basis. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $4,350 to $48,179 ($47,157 when the $1,022 specific allowance is considered) from their legal unpaid principal balance outstanding of $52,529. In the aggregate, total impaired loans have been written down to approximately 92% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 75% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $25,741 at December 31, 2012) have been written down to approximately 77% of their legal unpaid principal balance.

Approximately $24,785 of the Company’s impaired loans (51%) are not past due and have sufficient collateral, based on a current appraisal, such that based on management’s evaluation, management has concluded that in their judgment the Company is not expected to incur a loss. Therefore, management has not recorded a specific allowance or a partial charge-off on any of these performing impaired loans. This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

Any losses in loans covered by FDIC loss share agreements, as described in note 4 above, are reimbursable from the FDIC to the extent of 80% of such losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for potential loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at December 31, 2012. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$24,019	$23,634	$25,569	$27,585	$25,879
Charge-offs	(2,121)	(2,245)	(3,322)	(4,826)	(5,487)
Charge-offs related to loan sales	—	—	—	—	(11,971)
Recoveries	293	978	601	160	1,145

Net charge-offs	(1,828)	(1,267)	(2,721)	(4,666)	(16,313)
Provision for loan losses	1,842	1,652	786	2,650	18,019

Allowance at end of period for loans not covered by FDIC loss share agreements	$24,033	$24,019	$23,634	$25,569	$27,585

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$2,322	$1,549	$441	$359	$313
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—

Net charge-offs	—	—	—	—	—
Provision for loan losses	327	773	1,108	82	46

Allowance at end of period for loans covered by FDIC loss share agreements	$2,649	$2,322	$1,549	$441	$359

Total allowance at end of period	$26,682	$26,341	$25,183	$26,010	$27,944

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total loans not covered by FDIC loss share agreements were 2.26% at December 31, 2012 compared to 2.54% at September 30, 2012.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement), were $33,386 at December 31, 2012, compared to $35,633 at September 30, 2012. NPAs as a percentage of total assets was 1.41% at December 31, 2012 compared to 1.50% at September 30, 2012. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 2.91% at December 31, 2012 compared to 3.12% at September 30, 2012.

NPA inflows for the quarter were approximately $1,887. Outflows were approximately $4,134, which included approximately $1,277 of previously non-performing loans upgraded to accrual status during the current quarter. Outflows consist primarily of net charge offs, loan sales, OREO sales, OREO valuation write downs, and loan upgrades. Inflows consist primarily of additions of new nonaccrual loans net of any prior nonaccrual loans returning to accrual status and also net of any principal pay-downs or pay-offs. Prior to the second quarter of 2012, loan upgrades were generally few and small in balance and were included in inflows as a net number. The Company upgraded loans with an aggregate balance of $7,456, $2,873 and $1,277 from nonaccrual to accrual status during 2Q12, 3Q12 and 4Q12, respectively. Because these were significant and easily identifiable amounts, they were included as an outflow. Any small homogeneous loan (e.g. single family home mortgages or consumer loans) that may have been upgraded during any of the previous quarters presented below, were netted in the aggregate inflow amount.

The table below summarizes the approximate NPA inflows and outflows during the quarters presented.

	4Q12	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11	1Q11
Inflows	$1,887	$2,384	$1,463	$10,519	$11,584	$7,220	$14,828	$16,927
Outflows	(4,134)	(6,134)	(13,358)	(8,550)	(38,260)	(9,264)	(19,133)	(13,117)

net change incr(decr)	($2,247)	($3,750)	($11,895)	$1,969	($26,676)	($2,044)	($4,305)	$3,810

NPA balance qrt end	$33,386	$35,633	$39,383	$51,278	$49,309	$75,985	$78,029	$82,334

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Non-accrual loans (note 1)	$25,448	$28,658	$31,769	$42,598	$38,858
Past due loans 90 days or more and still accruing interest (note 1)	293	121	118	127	120

Total non-performing loans (“NPLs”) (note 1)	25,741	28,779	31,887	42,725	38,978
Other real estate owned (OREO) (note 1)	6,875	5,858	6,855	6,726	8,712
Repossessed assets other than real estate (note 1)	770	996	641	1,827	1,619

Total non-performing assets (“NPAs”) (note 1)	$33,386	$35,633	$39,383	$51,278	$49,309
Non-performing loans as percentage of total loans not covered by FDIC loss share agreements	2.26%	2.54%	2.83%	3.85%	3.48%
Non-performing assets as percentage of total assets	1.41%	1.50%	1.61%	2.02%	2.16%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)	2.91%	3.12%	3.47%	4.59%	4.36%
Net charge-offs (recoveries)	$1,828	$1,267	$2,721	$4,666	$16,313
Net charge-offs as a percentage of average loans for the period (note 1)	0.16%	0.11%	0.25%	0.41%	1.48%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	0.64%	0.44%	1.00%	1.64%	5.92%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.65%	0.87%	0.61%	0.68%	1.45%
Allowance for loan losses as percentage of NPLs (note 1)	93%	83%	74%	60%	71%

Troubled debt restructure (“TDRs”) (note 2)	$14,660	$15,428	$11,722	$11,666	$12,361
Impaired loans that were not TDRs	33,519	29,383	36,373	42,039	41,307

Total impaired loans	48,179	44,811	48,095	53,705	53,668
Loans acquired pursuant to TD transaction (note 3)	56,383	65,937	74,617	81,189	90,457
Loans acquired pursuant to FTB transaction (note 4)	134,202	140,264	147,172	152,723	155,823
All other non impaired loans	900,804	883,427	858,379	821,388	819,767

Total loans not covered by FDIC loss share agreements	1,139,568	1,134,439	1,128,263	1,109,005	1,119,715
Total loans covered by FDIC loss share agreements	296,295	309,743	327,325	347,793	164,051

Total loans	$1,435,863	$1,444,182	$1,455,588	$1,456,798	$1,283,766

As of or for the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance- impaired loans	$1,022	$949	$634	$1,033	$3,304
General loan loss allowance- TD transaction (note 3)	—	—	—	—	—
General loan loss allowance- FTB transaction (note 4)	987	—	—	—	—
General loan loss allowance- all other non impaired	22,024	23,070	23,000	24,536	24,281

Total allowance for loan losses	$24,033	$24,019	$23,634	$25,569	$27,585

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	2.12%	2.12%	1.32%	1.92%	6.16%
Loans acquired pursuant to TD transaction (note 3)	—	—	—	—	—
Loans acquired pursuant to FTB transaction (note 4)	0.74%	—	—	—	—
All other non impaired loans (note 1)	2.44%	2.61%	2.68%	2.99%	2.96%

Total loans (note 1)	2.11%	2.12%	2.09%	2.31%	2.46%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	The Company has approximately $14,660 of TDRs. Of this amount $8,841 are performing pursuant to their modified terms, and $5,819 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.
Note 3:	Performing loans purchased from TD Bank, N.A. during the first quarter of 2011. The performing loans were selected by CenterState and are subject to a two year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to TD Bank, N.A. anytime during a two year period beginning as of the January 20, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans as of December 31, 2012.
Note 4:	Performing loans purchased from Hartford’s then wholly owned bank FTB during the fourth quarter of 2011. The performing loans were selected by CenterState and are subject to a one year put back option. If any loan in this category became past due 30 days or was adversely classified pursuant to bank regulatory guidelines, CenterState had the option to put it back to Hartford anytime during a one year period beginning as of the November 1, 2011 purchase date. Prior to the November 2012 expiration of the put back period, the Company had not allocated any loan loss allowance to this group of loans. The Company evaluates this group of loans as a separate segment and has initiated a general loan loss allowance amount of $987 as of December 31, 2012.

As shown in the table on the previous page, the largest component of non-performing assets is non-accrual loans. The Company’s non-accrual loans decreased from 210 loans with an aggregated balance of $28,658 at September 30, 2012 to 184 loans with an aggregate balance of $25,448 at December 31, 2012. Non-accrual loans at December 31, 2012 are further delineated by collateral category and number of loans in the table below.

collateral category (unaudited)	total amount	percentage of total non- accrual loans	number of non- accrual loans in category
Residential real estate loans	$9,993	39%	79
Commercial real estate loans	11,459	45%	33
Land, development, construction loans	2,032	8%	22
Non real estate commercial loans	1,650	7%	27
Non real estate consumer and other loans	314	1%	23

Total non-accrual loans at December 31, 2012	$25,448	100%	184

The second largest component of non-performing assets after non-accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At December 31, 2012, total OREO was $33,658. Of this amount, $26,783 was acquired pursuant to the acquisition of five failed financial institutions. The acquired OREO is covered by FDIC loss share agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $6,875 at December 31, 2012. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 40% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below.

(unaudited)	carrying amount
Description of repossessed real estate	at Dec 31, 2012
8 single family homes	$834
35 residential building lots	1,233
13 commercial buildings	2,273
Land / various acreages	2,535

Total, excluding OREO covered by FDIC loss share agreements	$6,875

Deposit activity

During the quarter, total deposits decreased by $617 (time deposits decreased by $52,733 and non-time deposits increased by $53,350). The loan to deposit ratio was approximately 72% at quarter end. The cost of interest bearing deposits decreased 4 bps to 0.41% in the current quarter compared to 0.45% in the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) decreased by 3 bps to 0.31% in the current quarter compared to 0.34% in the prior quarter. The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)
For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Checking accounts
Non-interest bearing	$519,510	$504,528	$500,871	$500,683	$423,128
Interest bearing	452,961	410,517	408,877	400,492	344,303
Savings deposits	238,216	240,326	243,390	247,442	205,387
Money market accounts	311,241	314,441	325,751	354,885	340,053
Time deposits	475,304	528,037	577,208	629,306	606,918

Total deposits	$1,997,232	$1,997,849	$2,056,097	$2,132,808	$1,919,789

Non time deposits as percentage of total deposits	76%	74%	72%	70%	68%
Time deposits as percentage of total deposits	24%	26%	28%	30%	32%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Cash and due from banks	$19,160	$20,259	$23,444	$31,471	$17,893
Fed funds sold and Fed Res Bank deposits	117,588	82,872	93,361	103,427	133,202
Trading securities	5,048	—	1,061	552	—
Investments securities, available for sale	425,758	458,796	474,105	545,559	591,164
Loans held for sale	2,709	1,707	1,692	298	3,741
Loans covered by FDIC loss share agreements	296,295	319,748	337,442	357,802	164,051
Loans not covered by FDIC loss share agreements	1,139,568	1,134,439	1,128,263	1,109,005	1,119,715
Allowance for loan losses	(26,682)	(26,341)	(25,183)	(26,010)	(27,944)
FDIC indemnification assets	119,289	121,871	132,880	134,126	50,642
Premises and equipment, net	97,954	97,749	100,902	97,060	94,358
Goodwill	44,924	44,924	44,930	44,924	38,035
Core deposit intangible	5,944	6,229	6,522	6,821	5,203
Bank owned life insurance	47,957	47,601	47,241	46,878	36,520
OREO covered by FDIC loss share agreements	26,783	25,967	30,243	29,934	9,469
OREO not covered by FDIC loss share agreements	6,875	5,858	6,855	6,726	8,712
Other assets	34,070	35,936	36,805	44,565	39,698

TOTAL ASSETS	$2,363,240	$2,377,615	$2,440,563	$2,533,138	$2,284,459

Deposits	$1,997,232	$1,997,849	$2,056,097	$2,132,808	$1,919,789
Federal funds purchased	38,932	46,574	45,337	74,459	54,624
Other borrowings	35,762	38,005	50,725	48,126	31,597
Other liabilities	17,783	21,338	19,031	14,118	15,816
Common stockholders’ equity	273,531	273,849	269,373	263,627	262,633

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,363,240	$2,377,615	$2,440,563	$2,533,138	$2,284,459

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Federal funds sold and other	$138,236	$102,627	$116,153	$128,479	$152,550
Security investments	434,059	478,087	513,854	567,438	566,317
Loans covered by FDIC loss share agreements	309,502	327,847	347,191	316,421	167,512
Loans not covered by FDIC loss share agreements	1,138,127	1,129,783	1,122,268	1,116,804	1,099,754
Allowance for loan losses	(26,930)	(25,893)	(26,254)	(28,421)	(26,866)
All other assets	395,267	401,145	413,498	395,308	286,824

TOTAL ASSETS	$2,388,261	$2,413,596	$2,486,710	$2,496,029	$2,246,091

Deposits- interest bearing	$1,490,327	$1,532,538	$1,590,953	$1,610,176	$1,456,253
Deposits- non interest bearing	521,890	503,654	507,138	494,898	418,373
Federal funds purchased	44,520	47,885	54,131	68,842	57,049
Other borrowings	36,972	40,164	51,328	43,240	31,849
Other liabilities	20,860	16,655	15,720	15,665	23,592
Stockholders’ equity	273,692	272,700	267,440	263,208	258,975

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,388,261	$2,413,596	$2,486,710	$2,496,029	$2,246,091

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Income from correspondent banking and bond sales division	$6,450	$8,606	$9,966	$7,784	$6,661
Other correspondent banking related fees	558	590	608	426	454
Wealth management related fees	624	683	631	660	487
Trust fees	318	317	319	208	—
Trading securities revenue	156	257	133	144	88
Service charges on deposit accounts	1,825	1,695	1,595	1,483	1,713
Debit card and ATM fees	1,079	1,012	1,017	915	769
Loan related fees	152	116	85	200	77
BOLI income	355	360	363	358	266
Other service charges and fees	318	496	217	385	611
Gain on sale of securities available for sale	420	675	726	602	130
FDIC indemnification asset – amortization of discount rate	(1,540)	(671)	(348)	(537)	(699)
FDIC indemnification income	2,025	2,199	1,229	564	(845)

Subtotal	$12,740	$16,335	$16,541	$13,192	$9,712
Bargain purchase gains related to acquisitions	—	—	—	453	45,891

Total non-interest income	$12,740	$16,335	$16,541	$13,645	$55,603

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered loan portfolio. That is, to the extent current projected losses in the covered loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income. This event corresponds to the increase in yields in the FDIC covered loan portfolio, although there is not perfect correlation. Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into income over the life of the related loan pool. The lower expected reimbursement from the FDIC (i.e. 80% of the lower expected future losses) is amortized over the loss share period, which many times are shorter periods than the life of the related loan pools.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and eighty percent of the loss is recorded as FDIC indemnification income and included in non-interest income. Eighty percent of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Employee salaries and wages	$12,580	$14,083	$15,650	$13,919	$12,711
Employee incentive/bonus compensation accrued	1,032	1,247	897	762	1,024
Employee stock based compensation expense	153	154	164	160	170
Deferred compensation expense	124	131	123	123	115
Health insurance and other employee benefits	878	1,034	1,052	1,021	1,068
Payroll taxes	610	718	814	1,093	644
401K employer contributions	236	268	303	337	243
Other employee related expenses	336	298	231	186	158
Incremental direct cost of loan origination	(228)	(227)	(184)	(140)	(158)

Total salaries, wages and employee benefits	15,721	17,706	19,050	17,461	15,975

(Gain) loss on sale of OREO	(17)	33	(120)	(36)	190
Loss (gain) on sale of FDIC covered OREO	548	120	349	308	(7)
Valuation write down of OREO	287	368	418	(62)	1,993
Valuation write down of FDIC covered OREO	1,146	1,367	417	317	99
(Gain) loss on repossessed assets other than real estate	(52)	37	40	98	56
Loan put back expense	734	852	22	24	91
Foreclosure and repossession related expenses	355	858	649	625	701
Foreclosure and repo expense, FDIC (note 1)	572	209	423	317	183

Total credit related expenses	3,573	3,844	2,198	1,591	3,306

Occupancy expense	1,909	2,246	2,481	2,061	2,027
Depreciation of premises and equipment	1,530	1,465	1,416	1,267	1,196
Supplies, stationary and printing	245	261	303	315	301
Marketing expenses	655	716	609	584	692
Data processing expenses	1,131	890	962	1,005	915
Legal, auditing and other professional fees	755	551	601	620	853
Bank regulatory related expenses	448	623	658	700	559
Postage and delivery	279	282	264	323	206
ATM and debit card related expenses	377	312	256	262	556
Amortization of CDI	284	294	299	278	219
Internet and telephone banking	235	209	224	277	243
Visa/Mastercard processing expenses	35	35	30	40	35
Put back option amortization expense	134	182	182	182	158
Operational write-offs and losses	86	378	91	142	146
Correspondent account and Federal Reserve charges	115	133	146	133	115
Conferences, seminars, education and training	114	105	161	130	168
Director fees	103	100	80	91	89
Travel expenses	114	112	63	28	27
Impairment of bank property held for sale	—	449	165	—	—
Other expenses	632	636	805	728	692

Subtotal	28,475	31,529	31,044	28,218	28,478
Merger, acquisition and conversion related expenses	55	177	614	1,868	6,246

Total non- interest expense	$28,530	$31,706	$31,658	$30,086	$34,724

note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	4Q12	3Q12	4Q11

Interest income, as reported (GAAP)	$23,265	$23,608	$21,324
tax equivalent adjustments	320	343	341

Interest income (tax equivalent)	$23,585	$23,951	$21,665

Net interest income, as reported (GAAP)	$21,539	$21,667	$18,567
tax equivalent adjustments	320	343	341

Net interest income (tax equivalent)	$21,859	$22,010	$18,908

	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Total stockholders’ equity (GAAP)	$273,531	$273,849	$269,373	$263,627	$262,633
Goodwill	(44,924)	(44,924)	(44,930)	(44,924)	(38,035)
Core deposit intangible	(5,944)	(6,229)	(6,522)	(6,821)	(5,203)
Trust intangible	(1,363)	(1,422)	(1,481)	(1,541)	—

Tangible common equity	$221,300	$221,274	$216,440	$210,341	$219,395

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 55 full service branch banking locations in 18 counties throughout central Florida. Through its subsidiary bank the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2011, and otherwise in our SEC reports and filings.